UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2019

CRISPR THERAPEUTICS AG

(Exact Name of Company as Specified in Charter)

Switzerland	001-37923	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Baarerstrasse 14

6300 Zug

Switzerland

+41 61 228 7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, CHF 0.03 par value	CRSP	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2019, CRISPR Therapeutics AG (“CRISPR”) and Vertex Pharmaceuticals Incorporated (“Vertex”) entered into a Strategic Collaboration and License Agreement (the “2019 Collaboration Agreement”) pursuant to which CRISPR and Vertex agree to collaborate to develop and commercialize products for the treatment of Duchenne Muscular Dystrophy (“DMD”) and Mytonic Dystrophy Type 1 (“DM1”).

The 2019 Collaboration Agreement includes, among other things, provisions relating to the following:

Governance. CRISPR and Vertex will form a joint advisory committee to provide high-level oversight and coordination of the activities covered by the 2019 Collaboration Agreement.

Development and Commercialization. The 2019 Collaboration Agreement provides that Vertex will be responsible for development and commercialization activities, subject to CRISPR’s option, exercisable during a specified exercise period, to co-develop and co-commercialize products for the treatment of DM1.

Financial Terms. In connection with entering into the 2019 Collaboration Agreement, CRISPR will receive a $175.0 million up-front payment from Vertex. CRISPR is eligible to receive milestone payments from Vertex of up to $825.0 million in the aggregate, depending on the numbers and types of products that achieve pre-determined development and commercial milestones. CRISPR is also eligible to receive royalties on the sales of products ranging from the low single digits to the low double digits.

Co-Development and Co-Commercialization Option. If CRISPR elects to co-develop and co-commercialize products for the treatment of DM1, CRISPR would reimburse Vertex for fifty percent (50%) of the DM1 research and development costs incurred by Vertex and would be responsible for fifty percent (50%) of such costs going forward. CRISPR would receive, in lieu of further milestone or royalty payments associated with DM1 development and commercialization activities, fifty percent (50%) of all profits from sales of such products and would be responsible for fifty percent (50%) of all losses.

Termination. Either party may terminate the 2019 Collaboration Agreement upon the other party’s material breach, subject to specified notice and cure provisions. CRISPR may also terminate the 2019 Collaboration Agreement in the event Vertex commences or participates in any action or proceeding challenging the validity or enforceability of any patent that is licensed to Vertex pursuant to the 2019 Collaboration Agreement. Vertex may also terminate the 2019 Collaboration Agreement upon CRISPR’s bankruptcy or insolvency, or for convenience at any time, after giving written notice.

If circumstances arise pursuant to which Vertex would have the right to terminate the 2019 Collaboration Agreement on account of an uncured material breach, Vertex may elect to keep the 2019 Collaboration Agreement in effect and reduce by a specified percentage the applicable royalties payable in respect of the product(s) that are the subject of the breach.

The closing of the transaction contemplated by the 2019 Collaboration Agreement is subject to certain conditions including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Item 8.01	Other Events.

On June 6, 2019, CRISPR issued a press release announcing, among other things, the entry into the 2019 Collaboration Agreement. A copy of the press release is attached hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release issued by CRISPR Therapeutics AG on June 6, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRISPR THERAPEUTICS AG

Date: June 6, 2019	By:	/s/ Samarth Kulkarni
Samarth Kulkarni
Chief Executive Officer